Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Charter Communications, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-163357 on Form S-8 of Charter Communications, Inc. and subsidiaries (the Company) of our report dated February 26, 2010, with respect to the consolidated balance sheets of the Company as of December 31, 2009 (Successor Company) and 2008 (Predecessor Company), and the related consolidated statements of operations, changes in shareholders’ equity (deficit), and cash flows for the one month ended December 31, 2009 (Successor Company), the eleven months ended November 30, 2009 (Predecessor Company), and for each of the years in the two-year period ended December 31, 2008 (Predecessor Company), and the effectiveness of internal control over financial reporting as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of the Company.

Our report dated February 26, 2010 includes an explanatory paragraph that refers to the Company’s adoption of fresh-start accounting in conformity with AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (included in FASB ASC Topic 852, Reorganizations), effective as of November 30, 2009.  Accordingly, the Company’s consolidated financial statements prior to November 30, 2009 are not comparable to its consolidated financial statements for periods after November 30, 2009.

Our report dated February 26, 2010 also includes an explanatory paragraph that refers to the Company’s adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements – An Amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidations), effective January 1, 2009.

/s/ KPMG

St. Louis, Missouri
February 26, 2010